Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-4160

                             SELLING SHAREHOLDERS

      The selling shareholders listed below (the "Selling Shareholders") may resell, from time to time, all or a portion of the Shares offered hereby. The following table sets forth the beneficial ownership of the Company's securities by each of the Selling Shareholders:

NAME OF SELLING SHAREHOLDER                                       SHARES OWNED       SHARES OWNED
                                                                   PRIOR TO           AFTER THE
                                                                   OFFERING          OFFERING(11)
Renaissance Capital Partners II, Ltd.(1) ...................        575,153              0
St. James Capital Partners, L.P(2) .........................        215,000              0
St. James Capital Corp.(3) (8) .............................         80,000              0
Blake Liedtke(3) ...........................................         14,883              0
1959 Trust for Robert Tilly Arnold(3) ......................         14,883              0
The Hugh Roy Cullen Estate Trust for Isaac Arnold, Jr.(3) ..          7,441              0
The Lillie C. Cullen Estate Trust for Isaac Arnold, Jr.(3) .          7,442              0
Dennis LaValle(3) ..........................................         37,209              0
Thomas M. Vertin(3) ........................................         74,420              0
HUB, Inc.(3) ...............................................         74,420              0
Isaac Arnold, Jr(4) ........................................         15,000              0
Barbara C. Bailey(4) .......................................          6,500              0
John A. Beck(4) ............................................          1,000              0
Earl D. Bellamy(4) .........................................          1,000              0
Douglas B. Bowman(4) .......................................          3,000              0
Chifam, Ltd.(4) ............................................          2,000              0
Robert D. Duncan(4) ........................................         10,000              0
Roy J. Farr(4) .............................................          3,500              0
Robin Fisher and M.R. Burns(4) .............................          1,000              0
R. Vincent Ford(4) .........................................            400              0
Michael J. Gaido(4) ........................................         10,000              0
Robert Garrison(4) .........................................         10,000              0
Guadalupe Funding Company (4) (5) ..........................        129,302              0
Ken Hanson IRA Rollover(4) .................................          5,000              0
James Michael Haggar(4) ....................................          2,000              0
William H. Hintze(4) .......................................          1,000              0
Roger H. Jenswold(4) .......................................          2,500              0
Roger H. Jenswold & Co., Inc. Profit Sharing  Plan(4) ......          2,000              0
Michael M. Kelley(4) .......................................          3,000              0
Daniel Luce(4) .............................................          1,000              0
James L. Masten(4) .........................................          3,000              0
Richard B. Mayor(4) ........................................          5,000              0
Ray Mitchell, Jr.(4) .......................................         10,000              0
Scott T. Orth Profit Sharing Plan & Trust(4) ...............          2,000              0
Christopher J. Pappas(4) ...................................          2,000              0
Mary M. Pappas(4) ..........................................          1,600              0
PEKA, Ltd.(4) ..............................................         10,000              0
James J. Peters(4) .........................................            500              0
Richard Peters Furs(4) .....................................          1,000              0
Stephen M. Reckling(4) .....................................         40,000              0
Thomas R. Reckling(4) ......................................         20,000              0
Mashud Reza(4) .............................................          3,500              0
Steve L. Riggs(4) ..........................................         13,000              0
Standard Steel Company(4) ..................................          5,000              0
Gary E. Rounding IRA Rollover(4) ...........................          5,000              0
Robert J. Santoski(4) ......................................         24,000              0
Haroon R. Shaikh(4) ........................................          2,000              0
David R. Sincox(4) .........................................          1,000              0
Pat Smetek(4) ..............................................         15,000              0
Judie M. Smith IRA Rollover(4) .............................          2,000              0
Frank Stovall(4) ...........................................          5,000              0
Guy B. Sullaway Jr., IRA Rollover(4) .......................          3,000              0
James Henry Tanner III and Carolyn H. Tanner(4) ............          4,000              0
Charles L. Thompson IRA Rollover(4) ........................          1,000              0
David Wishard and Susan G. Wishard(4) ......................            500              0
Mathew A. Zaleski(4) .......................................          1,000              0
Financial Public Relations, Ltd.(6) ........................         24,000              0
Donald J. Willy(6) .........................................          6,000              0
The Frost National Bank(7) .................................         60,000              0
McBlue Corporation(9) ......................................         50,000              0
Mike Cunniff(10) ...........................................         15,000              0
Texas Capital Securities(12) ...............................        230,000              0
Double Bar S(13) ...........................................         50,000              0

(1) Of these Shares, 575,153 are acquirable on conversion of the Debenture at a conversion price of $3.24 per share, subject to adjustment.

(2) These Shares were acquired upon conversion of the Promissory Note. After conversion, the Company has a $195,900 Promissory Note plus accrued interest payable to St. James Capital Partners, L.P.

(3) These Shares are acquirable on exercise of the St. James Warrants at an exercise price of $3.27 per share, subject to adjustment.

(4)    These Shares were issued in connection with a private placement in March
       1996.

(5) Of these Shares, 89,302 are acquirable on exercise of St. James Warrants at an exercise price of $3.27 per share, subject to adjustment.

(6) These Shares are acquirable on exercise of the IPO warrants at an exercise price of $4.00 per share.

(7) Of these Shares, 30,000 are acquirable on exercise of IPO Warrants at an exercise price of $5.00 per share and 30,000 are acquirable on exercise of IPO Warrants at an exercise price of $7.50 per share.

(8) St. James Capital Corp. is the general partner of St. James Capital Partners, L.P.

(9) These Shares are acquirable on exercise of Consulting Warrants at an exercise price of $3.80 per share.

(10) These Shares are acquirable on exercise of Consulting Warrants at an exercise price of $5.00 per share.

(11) After the sale of the shares contemplated by this offering and assuming that the Sellers own no other shares, of which the Company has no knowledge, the percent of class owned after the offering is 0%.

(12) These Shares are acquirable on exercise of the Texas Capital Warrants to purchase 57,500 units at an exercise price of $12.30 per unit (each unit consisting of two shares of Common Stock and two redeemable stock purchase warrants, each exercisable to acquire one share of Common Stock).

(13) These shares are acquirable on exercise of Warrants at an exercise price of $4.00 per share.